Dogs and Humans

A unique eco-friendly park where dogs and their owners can enjoy outdoor adventures, craft beer, great food and unforgettable experiences, together.


DOGS & humans
DOG PARK & BEER GARDEN
Meaningful memories for life.

Invest

$115 minimum investment

DEADLINE: January 19, 2024

in 2 months

UNIT PRICE

$23

TOTAL RAISED

$0

VALUATION

$2,012,500

4(a)(6) offering provided by Netcapital Funding Portal Inc.

OUR STORY

In 2019, Marianela Monllor Irizarry stood at a crossroads after 15 years in the food industry as a marketing director. Despite a successful career, a sense of purpose eluded her. **Yearning for more meaningful pursuits**, in 2021 she made the bold decision to leave her job and embark on a new journey fueled by her passions for dogs, nature, and fostering authentic connections.

Meanwhile, Iván Muratti continued to thrive in his role within the consumer packaged goods (CPG) industry, harnessing over two decades of experience to drive innovation and growth. His expertise in sales, marketing, P&L management and team leadership provided a solid foundation for what was to come.

The catalyst for the inception of Dogs and Humans was the profound impact that their beloved rescued canine companions, Nina and Khali, had on people's lives. These four-legged family members showcased **the remarkable ability of dogs to uplift spirits and bring boundless joy**. It was this revelation, coupled with the absence of spaces that catered to both dogs and their human counterparts, that sowed the seeds of a groundbreaking concept. There are few spaces for dogs to run and play, and there are many places for humans to have fun. . .but there's not a place tailored for a both.

Dogs and Humans seeks to bridge the gap between pet ownership and meaningful human interaction.

It's a space where dogs and their owners can forge stronger bonds while embracing the beauty of nature. With Marianela's deep-rooted passion and dedication, she took the leap into entrepreneurship, determined to create an environment that nurtures well-being and fosters connections.

Today, our vision has expanded beyond recreation. We're committed to giving back to the community by partnering with therapy dogs for community outreach, supporting local adoption efforts, and promoting responsible pet ownership.

We aim to make a tangible difference in the lives of dogs and humans alike, creating a positive ripple effect throughout our society.

Dogs and Humans represents more than just a business venture; it's a testament to the transformative power of following one's passions and convictions. Join us as we embark on this **purpose-driven journey**, where dogs and humans come together to create a world of shared experiences, joy, and meaningful connections.

PROBLEM

People don't want to leave their dogs alone when they go out, but we believe there's not a place where BOTH dogs and humans can be free to socialize and have fun TOGETHER.

This is where Dogs and Humans steps in, driven by a profound commitment to rekindle and enhance this relationship. **Our mission is to create a haven where both dogs and their human companions can immerse themselves in the beauty of nature, bask in genuine companionship, and discover the serenity that only a natural environment can provide.** A study published by ScienceDirect revealed that spending time outdoors with dogs can significantly reduce cortisol levels, contributing to improved mental health and well-being.



People don't want to leave their dogs alone when they go out, but there's not a place where BOTH dogs and humans can be free to socialize and have fun TOGETHER
Pet friendly hangout places are fun for humans, but scary and boring for dogs
The very few dog parks available are fun for dogs, but boring for humans
DOGS & humans

SOLUTION


THE SOLUTION
Creating a unique ecosystem tailored for dogs & their human parents, to nourish their connection and forge everlasting experiences everyday.
DOGS & humans
DOG PARK & BEER GARDEN

Dogs and Humans is an innovative and eco-friendly park that is designed to offer a one-of-a-kind experience for both dogs and their human companions. **Situated in the beautiful natural surroundings of Montehiedra Puerto Rico**, the park is designed to provide various activities such as doga (dog-friendly yoga) classes, hiking trails, geocaching, and Canine Scent Work, promoting physical and mental well-being for dogs while fostering a strong bond with their owners.

It is planned for the park to also feature **a delightful Beer Garden** where visitors can unwind and savor a wide range of craft beers and cocktails while enjoying delicious meals made with fresh local ingredients. Year round events for foodies, multi-sensorial experiences and adventures.

Dog and Humans aims to cater to dog lovers, outdoor enthusiasts, and eco-conscious individuals seeking a fulfilling experience for themselves and their canine companions. Both locals and tourists alike can revel in the numerous adventures and natural beauty the park offers, making Dogs and Humans a sought-after destination for unforgettable moments shared with beloved pets.

Through meticulous planning and a relentless pursuit of purpose, Dogs and Humans has identified a solution: a thoughtfully designed, ecologically sustainable park set amidst Puerto Rico's captivating landscape. Nestled on a lush 5.9-acre parcel of land in Montehiedra, San Juan, **our park strategically merges accessibility with tranquility.** Just seconds away from a bustling shopping mall, our hidden gem provides a seamless escape from the daily grind, catering to both urban residents and tourists seeking a slice of nature's embrace.


Salva La Familia, Inc
Centro Sor Isolina Ferre
LOCATION
Rio Piedras
DOGS & humans
DOG PARK & BEER GARDEN
THE OUTLETS AT MONTEHIEDRA
34 seconds from Ave. Montehiedra Exit
Autop. Luis A. Ferré

SUCCESS TO DATE

Since founding Dogs and Humans, we have achieved the following successes:

Strategic Location

After 4 years of visualization, we secured the ideal location – a hidden gem of 5.9 acres in Montehiedra, San Juan, Puerto Rico. This prime spot offers high foot traffic and is conveniently located seconds away from a local shopping mall, ensuring excellent accessibility for our target audience.

Construction Permit

We have obtained all necessary construction permits and meticulously planned the development of our unique park. Construction is set to commence in October 2023, ensuring efficient execution of our vision.

Community Engagement

Our pre-launch outreach and engagement efforts have garnered enthusiastic interest from the community. The anticipation and excitement surrounding Dogs and Humans are palpable, as people eagerly await a space where their canine companions can thrive and bond.

Partnership Opportunities

We have forged promising partnerships with well known brands in the food, beverage and pet food categories. Also, local therapy dog organizations and adoption initiatives. These collaborations underline our commitment to giving back and making a positive impact on both human and canine lives.

Investor Enthusiasm

We had a successful Kiva crowdfunding campaign in and only in six days we were able to complete our goal and garnered significant attention and early investment interest, indicating a strong belief in our vision and business model.

Media Recognition

Dogs and Humans has been featured in local media outlets, further enhancing our brand visibility and generating buzz around our innovative concept.

Innovative Concept Validation

Our unique blend of recreational activities for both dogs and humans has been met with enthusiasm and approval from early adopters, confirming the viability of our business idea.

Operational Preparedness

Through diligent planning, we believe that Dogs and Humans will be operationally ready to deliver exceptional experiences to our visitors once construction is complete.

Local Support

We have established a growing community of dog lovers, outdoor enthusiasts, and individuals seeking unique recreational experiences. This local support and engagement bode well for our future success.

Award Recognition

We are proud recipients of the Mujer Emprende Latina 2022 competition and the Hershey' seed funding grant award, affirming our dedication to empowering women, promoting community well-being, and recognizing our innovative concept's potential.

These successes are a testament to our dedication, strategic vision, and unwavering commitment to creating a transformative space where dogs and humans can forge enduring connections and embrace the joys of shared experiences.

BUSINESS MODEL

Our revenue streams plan to encompass a variety of avenues. We plan to generate income through our delectable food offerings, a diverse range of alcoholic and non-alcoholic beverages, and our meticulously curated calendar of year-round special events. Additionally, we plan to provide an array of park services and merchandise that cater to our visitors' needs.

Our commitment to excellence is mirrored in strategic sponsorships and rentals, which contribute to our thriving financial ecosystem. **These multifaceted streams harmonize to form a robust foundation for sustained growth and success.**



Unique Selling Points
3,000 sq meters off-leash dog park
Beer & cocktail bar with great food
Hiking trails with unique lighting experiences
On-site veterinarian services
Self dog wash stations
Year-round event calendar
Unparalleled customer service
Live entertainment, TVs and Games
Green mentality to protect our planet
DOGS & humans

MARKET

The market opportunity for Dogs and Humans in Puerto Rico is significant, with a growing demand for pet-related products and services. Pet food achieved 2X the % growth of the total basket reported by Circana in value over the last three years.

Recent statistics reveal that spending on Petfood in Puerto Rico has surpassed $151 million (Circana, Market Value Data, Feb 2023).



In Puerto Rico, pet food category achieved 2X the percentage growth of the total basket reported by Circana in value over the last three years.
$110.7M
$125.4M
$151.5M
+37% Category Growth
$82.3
$90.2
$107.6
$24.4
$35.2
$44
2021
2022
2023
Pet Food Category Value $USD
Circana.
Total Puerto Rico Dog Food and Cat Food Value $ Sales and Unit '000 Sales. RY Feb 2023.
30.4M
34.6M
36.2M
+19% Category Growth
20.6
22.9
23.7
9.8
11.7
12.5
2021
2022
2023
Pet Food Category Units
(Source: Consumer Radiography Puerto Rico 2023 MIDA Association page 110)

In Puerto Rico, 48% of households are home to beloved pets, totaling a substantial 643,000 pet-cherishing households. Among these households, dogs hold a special place as the most prevalent and cherished companions in Puerto Rico.



In Puerto Rico, 48% or 643,000 of HOUSEHOLDS owns a Pet

The most common pet in Puerto Rico are dogs, followed by cats. On average, they have two pets per house


85%
Dog
1.7 per house
29%
Cat
1.9 per house
8%
Birds
1.9 per house
5%
Fish
3.5 per house
4%
Rabbit
1.6 per house
Base 653 (Sólo aquellos que tiene mascotas en el hogar) - Tabla 193: 73. ¿Qué mascotas tiene?
LIGHTHOUSE STRATEGIES
RADIOGRAFÍA DEL CONSUMIDOR MIDA

On average, there are two pets per household, with 85% of households owning dogs, and 3 out of 5 households of millennials and Gen X having a pet, there is a large and engaged customer base (Consumer Radiograph 2023 MIDA).

Additionally, the beer category in Puerto Rico is substantial, with a size of **over $765 million and Craft Beers 31 million growing +65%** (IRI Beer Market Landscape, 12mo end Aug/2022), presenting an excellent opportunity for the Beer Garden aspect of the business. This data highlights the strong potential for Dogs and Humans to tap into a thriving market of pet lovers and outdoor enthusiasts, making it an attractive venture with ample room for growth and success.


Beers Category Puerto Rico
Total Market Category Size2022
IRi Growth delivered.
Total Beer
Light Beer
Regular Beer
Craft Beer
Non-Alcoholic
765,150,200
551,690,600
179,988,200
30,397,400
3,074,000
+7%
+8%
-6%
+65%
+69%
Category Change from 2018 to 2022

PRESS

- **El Vocero**
  Hershey's awards funds to honor women
- **Mujer Emprende Latina - Facebook**
  Durante dl dia de...
- **Stream Technologies**
  Winner of Business Competition "Mujer Emprende Latina 2022"

TEAM



Marianela Monllor Irizarry

General Manager / Co-Founder

Marianela is a seasoned marketing expert with over 18 years of experience in CPG and local manufacturing. She holds a Northwestern Kellogg Certification in Digital Marketing Strategies, Data, Automation, AI & Analytics, and a Master's Degree from Universidad Complutense de Madrid. Additionally, she is a certified dog trainer, Cicerone Certified Beer Server, and currently pursuing a Certified Barista qualification. She's an active member of the Board of Directors for SME (Sales & Marketing Executive Association, Puerto Rico Chapter.)



Ivan Muratti

Co-Founder

With over 20 years of experience as a business leader in CPG working for companies like Gillete, Pepsico and General Mills, Ivan's background is in sales and marketing, specializing in P&L management. He has built strong international distributor relationships and is known for his abilities as a team builder and mentor. He manages a $110 million dollar business in Latin America. As a Cicerone Certified Beer Server, Ivan brings a passion for craft beer and a proven track record of consistent high performance to the team. His commitment to Dogs and Humans is unwavering, reflected in his life savings investment and dedication as a co-founder.

What makes us unique:

We are passionate dog lovers, committed to rescuing and supporting the pet industry. With a hunger for knowledge and a data-driven approach, we continuously evolve through innovation and technology. Our financial discipline and personal investments demonstrate our deep commitment as co-founders, and our purpose is driven by a shared mission to improve the lives of dogs in our community through entrepreneurial success.

USE OF PROCEEDS

If the offering's maximum amount of $249,987 is raised:

Use	Value	% of Proceeds
General & Administrative	$200,000	80.0%
Additional Construction Cost	$37,738	15.1%
Intermediary fees	$12,249	4.9%

TERMS

This is an offering of Membership Units, under registration exemption 4(a)(6), in D&H Operations LLC , doing business as Dogs and Humans. This offering must raise at least $10,000 by January 19, 2024 at 11:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Dogs and Humans may issue additional securities to raise up to $249,987, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

98,369 units
× $23 per unit

$2,262,487 implied valuation

FINANCIALS

Dogs and Humans' official name is D&H Operations LLC , so that's the name that appears in the statements below.

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- Facebook

UPDATES

Nov 16, 2023 • Primary offering of 10,869 units at $23

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